Exhibit 99.1

FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.

Contacts:	Wesley R. Card, Chief Operating and Financial Officer Anita Britt, Executive Vice President Finance (215) 785-4000

JONES APPAREL GROUP, INC. CONSOLIDATES DENIM MANUFACTURING FACILITIES
AND RESOLVES DISPUTE WITH FORMER EMPLOYEE

New York, New York - July 11, 2005 - Jones Apparel Group, Inc. (NYSE:JNY) today announced that it has completed a comprehensive review of its denim manufacturing operations located in Mexico. The primary action plan arising from this review will result in closing the laundry, assembly and distribution operations located in San Luis, Mexico. All manufacturing will be consolidated into existing operations in Durango and Torreon, Mexico.

The closure is anticipated to be substantially completed by the end of September 2005. In connection with the closure, in the third quarter the Company will incur approximately $14 million of pre-tax restructuring costs as prescribed by Statement of Financial Accounting Standards No.146 "Accounting for Costs Associated with Exit or Disposal Activities." The costs include non-cash write-downs of property, plant and equipment and leasehold improvements of $6.8 million and cash expenses of $7.2 million for employee severance and other related expenses. In addition to the restructuring costs, lost manufacturing efficiencies associated with the excess capacity were approximately $4.6 million in the second quarter and an estimated $3.4 million to be realized during the third quarter.

Peter Boneparth, Chief Executive Officer and President, commented, "This was a very difficult decision, however it was necessary to address the underutilization of our denim manufacturing operations in Mexico. As a result of the consolidation, our manufacturing operations will perform more efficiently, thereby improving our operating performance. We estimate that the consolidation will result in annual operational savings of $5.0 million."

Approximately 3,500 employees will be affected by the closure. The Company is undertaking a number of measures to assist affected employees, including severance and benefits packages.

In addition, the Company incurred a charge of approximately $3.2 million in the second quarter as a result of an arbitration award to a former employee.

The Company will release its second quarter financial results on July 28, 2005. A conference call with Company management will be held at 8:30 am eastern time. The call is accessible by dialing 412-858-4600 or through a web cast at www.jny.com. The call will be recorded and made available through August 5 and is accessible by dialing 877-344-7529 - account number 373773.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 company, is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. We also market directly to consumers through our chain of specialty retail and value-based stores, and operate the Barneys chain of luxury stores. Our nationally recognized brands include Jones New York, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon, Le Suit and Barneys New York. The Company also markets apparel under the Polo Jeans Company brand licensed from Polo Ralph Lauren Corporation, costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Licensing, Inc. and the Givenchy brand licensed from Givenchy Corporation and footwear under the Dockers Women brand licensed from Levi Strauss & Co. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. We primarily contract for the manufacture of our products through a worldwide network of quality manufacturers. We have capitalized on our nationally known brand names by entering into various licenses for several of our trademarks, including Jones New York, Evan-Picone, Anne Klein New York, Nine West, Gloria Vanderbilt and l.e.i., with select manufacturers of women's and men's products which we do not manufacture. For more than 30 years, we have built a reputation for excellence in product quality and value, and in operational execution.

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company's expected financial position, business and financing plans are forward-looking statements. The words "believes," "expects," "plans," "intends," "anticipates" and similar expressions identify forward-looking statements. Forward-looking statements also include representations of the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including:

  those associated with the effect of national and regional economic conditions;

  lowered levels of consumer spending resulting from a general economic downturn or lower levels of consumer confidence or generally reduced shopping activity caused by public safety concerns;

  the performance of the Company's products within the prevailing retail environment;

  customer acceptance of both new designs and newly-introduced product lines;

  the Company's reliance on a few department store groups for large portions of the Company's business;

  consolidation of the Company's retail customers;

  financial difficulties encountered by customers;

  the effects of vigorous competition in the markets in which the Company operates;

  the Company's ability to identify acquisition candidates and acquire such businesses on reasonable financial and other terms, in an increasingly competitive environment for such acquisitions;

  the integration of the organizations and operations of any acquired businesses into the Company's existing organization and operations;

  the Company's reliance on independent foreign manufacturers;

  changes in the costs of raw materials, labor and advertising;

  the general inability to obtain higher wholesale prices for the Company's products that the Company has experienced for many years;

  the uncertainties of sourcing associated with the new environment in which quota has been eliminated on apparel products while political pressure is building for the re-imposition of quotas in certain categories; and

  the Company's ability to secure and protect trademarks and other intellectual property rights.

A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company's expectations can be found in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, including, but not limited to, the Statement Regarding Forward-Looking Disclosure and the information concerning trends and risk factors included in Management's Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company's other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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